Pzena Promotes Gary J. Bachman to Newly Created Chief Operating Officer Role; Names Jessica R. Doran as Chief Financial Officer

New York (June 27, 2016) - Pzena Investment Management, Inc. (NYSE: PZN) today promoted Gary J. Bachman to the newly created role of Chief Operating Officer, effective July 1. Mr. Bachman will assume oversight of the operations of Pzena Investment Management, LLC and will also be named to its Executive Committee effective as of July 1. Jessica R. Doran will assume the position of Chief Financial Officer and Treasurer, after having spent several years in various roles at Pzena. Ms. Doran will report to Mr. Bachman and Mr. Bachman will report to Pzena’s Chairman and Chief Executive Officer, Rich Pzena.
“Gary has tremendous expertise in our industry and I am very pleased that he will be assuming this new leadership position at Pzena. Bringing together key functions under Gary will allow Pzena to realize efficiency improvements across our business,” said Mr. Pzena. “As our new CFO, Jessica brings an excellent understanding of our business to the role. Her experience with our company will be integral to implementing our business strategy.”
Mr. Bachman has served as the company’s Chief Financial Officer since 2012. Prior to joining the company, Mr. Bachman served as Executive Director of the Investment Bank Finance Department at JP Morgan Chase from 2008 to 2012. Prior to this, Mr. Bachman worked in the Strategic Transaction and Accounting Policy and External Reporting groups at Lehman Brothers, from 2000 to 2008.
“Having a dedicated executive focused on day-to-day activities will help further Pzena’s growth and efficiency and as COO, I’ll work across fundamental areas of our business to help the team tackle issues and move quickly to adapt to the changing dynamics of our business,” said Mr. Bachman.
Ms. Doran began her tenure at the company in 2005 as a portfolio accountant and has served the company in various roles over the years in functions ranging from operations, internal audit and most recently as the Manager of Financial Reporting.
“I look forward to continuing the company’s strong record of financial management and playing an active role as Pzena continues to grow its presence in the market,” said Ms. Doran.

About Pzena
Pzena Investment Management, LLC, the firm's operating company, is a value-oriented investment management firm. Founded in 1995, Pzena Investment Management has built a diverse, global client base. More firm and stock information is posted at www.pzena.com.